Exhibit 99.1

Grace News #3091
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports First Quarter 2013 Adjusted EPS of $0.81

Columbia, MD – April 24, 2013 – W. R. Grace & Co. (NYSE: GRA) announced first quarter net income of $52.9 million, or $0.69 per diluted share. Net income for the prior-year quarter was $60.9 million, or $0.80 per diluted share. Adjusted EPS was $0.81 per diluted share compared with $0.88 per diluted share in the prior-year quarter.

“Sales and earnings were below our expectations,” said Fred Festa, Grace's Chairman and Chief Executive Officer. “Customer operational issues and delayed orders in Catalysts Technologies led to weaker results than we expected. While the economic environment is more challenging than we planned, our productivity focus and operating flexibility enabled us to maintain our operating margin and deliver strong year-over-year earnings growth in Materials Technologies and Construction Products."

First Quarter Results
First quarter net sales of $709.9 million decreased 5.9 percent compared with the prior-year quarter. The decrease was due to lower pricing (-5.0 percent) and unfavorable currency translation (-0.9 percent), as sales volumes were unchanged.

Gross profit of $263.8 million decreased 4.8 percent compared with the prior-year quarter primarily due to lower sales. Gross margin increased 50 basis points to 37.2 percent compared with the prior-year quarter.

Adjusted EBIT of $104.9 million decreased 5.8 percent compared with $111.3 million in the prior-year quarter. The decrease primarily was due to lower sales, which offset lower manufacturing costs and reduced operating expenses. Adjusted EBIT margin of 14.8 percent was unchanged from the prior-year quarter.

The Venezuelan government changed the official exchange rate of the bolivar to the U.S. dollar from 4.3 to 6.3 during the first quarter. As a result, Grace recorded a currency transaction loss of $8.5 million, of which $1.6 million is included in Adjusted EBIT.

Adjusted EBIT Return On Invested Capital was 34.8 percent on a trailing four-quarter basis, a decrease of 10 basis points from the prior-year quarter.

Grace Catalysts Technologies
Sales down 14.7 percent; segment operating income down 21.9 percent
First quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $266.5 million, a decrease of 14.7 percent compared with the prior-year quarter. The decrease primarily was due to lower pricing (-14.1 percent), lower sales volumes (-0.4 percent) and unfavorable currency translation (-0.2 percent). The decrease in pricing was predominantly attributable to lower rare earth surcharges.

Segment gross margin was 40.3 percent compared with 42.0 percent in the prior-year quarter. The decrease in gross margin primarily was due to lower sales and the effect of lower rare earth unit costs and volumes on capitalized inventory values.

Segment operating income was $77.2 million compared with $98.9 million in the prior-year quarter, a 21.9 percent decrease primarily due to lower sales and gross margin. Income was down more than $15 million from plan. Approximately $7 million in lower earnings were attributable to the loss of sales at four large customers due to their

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operational issues or inventory reductions. Approximately $5 million in lower earnings were due to a delay of expected sales at five large customers, primarily at the company's ART joint venture.

Grace Materials Technologies
Sales up 0.5 percent; segment operating income up 22.7 percent
First quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications and packaging technologies, were $214.9 million, an increase of 0.5 percent compared with the prior-year quarter. The increase was due to improved pricing (+1.8 percent), which offset unfavorable currency translation (-1.2 percent) and lower sales volumes (-0.1 percent).

Engineered materials sales volumes and prices grew 4 percent due to higher sales and improved product mix in Asia and higher sales in North America. Packaging sales volumes and prices increased 1 percent with growth in Asia largely offset by weaker sales in Western Europe.

Sales in emerging regions, which represented 41 percent of sales, increased 8 percent. Sales in Western Europe, which represented 32 percent of sales, decreased 4 percent.

Segment gross margin was 35.1 percent, an increase of 330 basis points compared with the prior-year quarter. The increase in gross margin primarily reflected lower manufacturing costs and improved pricing.

Segment operating income was $44.3 million compared with $36.1 million in the prior-year quarter, a 22.7 percent increase primarily due to higher gross margin. Segment operating margin was 20.6 percent, an increase of 370 basis points compared with the prior-year quarter.

Grace Construction Products
Sales up 0.1 percent; segment operating income up 11.2 percent
First quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $228.5 million compared with $228.3 million in the prior-year quarter. The sales increase was due to improved pricing (+1.2 percent) and higher sales volumes (+0.5 percent), which more than offset unfavorable currency translation (-1.6 percent). Last year's third quarter acquisition of Rheoset Industria contributed $7.0 million to sales.

Sales in the emerging regions, which represented 37 percent of sales, increased 12 percent primarily due to strong sales performance of SCC products in Latin America. Sales in North America, which represented approximately 40 percent of sales, decreased 2 percent as weaker sales of SBM products offset 4 percent growth of SCC products. Western Europe, which represented approximately 14 percent of sales, declined 14 percent compared with the prior-year quarter.

Segment gross margin of 35.5 percent improved 130 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to improved pricing and lower operating costs.

Segment operating income was $22.8 million compared with $20.5 million for the prior-year quarter, an 11.2 percent increase primarily due to improved gross margin and lower expenses. Segment operating margin improved to 10.0 percent compared with 9.0 percent in the prior-year quarter.

Other Expenses
Total corporate expenses were $20.8 million for the first quarter, a decrease of 18.1% compared with the prior-year quarter, largely due to restructuring and other cost reduction actions in the prior year.

Defined benefit pension expense for the first quarter was $18.6 million compared with $18.8 million for the prior-year quarter. In March 2013, the company made an accelerated contribution of $50 million to its U.S. defined benefit pension plans.

Interest expense was $10.5 million for the first quarter compared with $11.3 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the first quarter was 3.5 percent.

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Income Taxes
Income taxes were recorded at a global effective tax rate of approximately 34 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace generally has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Income taxes in foreign jurisdictions are generally paid in cash. Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy. Income taxes paid in cash, net of refunds, were $11.6 million during the first quarter, or approximately 14 percent of income before income taxes.

Cash Flow
Net cash provided by operating activities in the first quarter was $51.1 million compared with net cash used for operating activities of $18.4 million in the prior-year quarter. The increase in cash flow resulted from lower pension payments and improvements in net working capital.

Adjusted Free Cash Flow was $66.4 million for the first quarter compared with $32.5 million in the prior-year period. The year-over-year increase primarily was due to improvements in net working capital.

2013 Outlook
As of April 24, 2013, Grace expects 2013 Adjusted EBIT to be in the range of $540 million to $560 million, an increase of 4 to 8 percent compared with 2012 Adjusted EBIT of $517.4 million. The company expects 2013 Adjusted EBITDA to be in the range of $665 million to $685 million.

Chapter 11 Proceedings
On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to resolve Grace's asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace's Joint Plan. On January 31, 2012, the United States District Court issued an order affirming the Joint Plan, which was reaffirmed on June 11, 2012, following a motion for reconsideration. Five parties have appeals pending before the U.S. Court of Appeals for the Third Circuit. Oral arguments are scheduled to be heard by a Third Circuit panel of judges on June 17, 2013.

The timing of Grace's emergence from Chapter 11 will depend on a favorable ruling by the Third Circuit court and the satisfaction or waiver of the remaining conditions set forth in the Joint Plan. The Joint Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace's most recent periodic reports filed with the SEC for a detailed description of the Joint Plan.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information - Investor Presentations portion of the company's web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.877.299.4454 (U.S.) or +1.617.597.5447 (International) and entering participant passcode 60991616. Investors are advised to access the call at least ten minutes early in order to register.

An audio replay will be available at 1:00 p.m. ET on April 24. The replay will be accessible by dialing +1.888.286.8010 (U.S.) or +1.617.801.6888 (International) and entering the participant passcode 29840878. The replay will be available for one week.

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About Grace
Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company's three industry-leading business segments-Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products-provide innovative products,

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technologies and services that enhance the quality of life. Grace employs approximately 6,500 people in over 40 countries and had 2012 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace's Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace's bankruptcy, propose plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace's underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging region, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2013	2012
Net sales	$709.9	$754.4
Cost of goods sold	446.1	477.3
Gross profit	263.8	277.1
Selling, general and administrative expenses	128.9	136.6
Restructuring expenses and related asset impairments	0.8	3.0
Research and development expenses	16.9	16.5
Defined benefit pension expense	18.6	18.8
Interest expense and related financing costs	10.5	11.3
Provision for environmental remediation	1.0	0.6
Chapter 11 expenses, net of interest income	4.8	4.5
Equity in earnings of unconsolidated affiliate	(5.1)	(5.7)
Other (income) expense, net	6.1	(0.6)
Total costs and expenses	182.5	185.0
Income before income taxes	81.3	92.1
Provision for income taxes	(28.1)	(30.8)
Net income	53.2	61.3
Less: Net income attributable to noncontrolling interests	(0.3)	(0.4)
Net income attributable to W. R. Grace & Co. shareholders	$52.9	$60.9
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.70	$0.82
Weighted average number of basic shares	75.7	74.3
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.69	$0.80
Weighted average number of diluted shares	77.2	76.4

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2013	2012	% Change
Net sales:
Catalysts Technologies	$266.5	$312.3	(14.7)%
Materials Technologies	214.9	213.8	0.5%
Construction Products	228.5	228.3	0.1%
Total Grace net sales	$709.9	$754.4	(5.9)%
Net sales by region:
North America	$226.7	$223.6	1.4%
Europe Middle East Africa	254.4	293.1	(13.2)%
Asia Pacific	150.6	162.4	(7.3)%
Latin America	78.2	75.3	3.9%
Total net sales by region	$709.9	$754.4	(5.9)%
Profitability performance measures:
Adjusted EBIT(A)(B)(C):
Catalysts Technologies segment operating income	$77.2	$98.9	(21.9)%
Materials Technologies segment operating income	44.3	36.1	22.7%
Construction Products segment operating income	22.8	20.5	11.2%
Corporate support functions	(16.2)	(19.7)	17.8%
Other corporate costs (including non-asbestos environmental remediation)	(4.6)	(5.7)	19.3%
Defined benefit pension expense(C)	(18.6)	(18.8)	1.1%
Adjusted EBIT	104.9	111.3	(5.8)%
Costs related to Chapter 11	(3.8)	(4.0)	5.0%
Asbestos-related costs	(2.1)	(1.2)	(75.0)%
Restructuring expenses and related asset impairments	(0.8)	(3.0)	73.3%
Certain costs related to divested businesses	—	(0.2)	100.0%
Interest expense and related financing costs	(10.5)	(11.3)	7.1%
Currency transaction loss on cash in Venezuela	(6.9)	—	NM
Interest income of non-Debtor subsidiaries	0.2	0.1	100.0%
Provision for income taxes	(28.1)	(30.8)	8.8%
Net income attributable to W. R. Grace & Co. shareholders	$52.9	$60.9	(13.1)%
Diluted EPS (GAAP)	$0.69	$0.80	(13.8)%
Adjusted EPS (non-GAAP)	$0.81	$0.88	(8.0)%

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$4.8	$4.5	6.7%
D&O insurance costs related to Chapter 11	0.1	0.1	—%
Translation effects—intercompany loans (D)	7.4	(9.6)	NM
Value of currency forward contracts—intercompany loans (D)	(7.7)	8.1	NM
Certain other currency translation costs, net (D)	(0.8)	0.9	NM
Costs related to Chapter 11	$3.8	$4.0	(5.0)%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2013	2012	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	40.3%	42.0%	(1.7) pts
Materials Technologies	35.1%	31.8%	3.3 pts
Construction Products	35.5%	34.2%	1.3 pts
Total Grace	37.2%	36.7%	0.5 pts
Operating margin:
Catalysts Technologies	29.0%	31.7%	(2.7) pts
Materials Technologies	20.6%	16.9%	3.7 pts
Construction Products	10.0%	9.0%	1.0 pts
Total Grace	14.8%	14.8%	0.0 pts
Adjusted EBITDA:
Adjusted EBIT:
Catalysts Technologies	$77.2	$98.9	(21.9)%
Materials Technologies	44.3	36.1	22.7%
Construction Products	22.8	20.5	11.2%
Corporate	(39.4)	(44.2)	10.9%
Total Grace	104.9	111.3	(5.8)%
Depreciation and amortization:
Catalysts Technologies	$13.5	$13.6	(0.7)%
Materials Technologies	8.0	7.4	8.1%
Construction Products	8.2	7.5	9.3%
Corporate	1.4	0.9	55.6%
Total Grace	31.1	29.4	5.8%
Adjusted EBITDA:
Catalysts Technologies	$90.7	$112.5	(19.4)%
Materials Technologies	52.3	43.5	20.2%
Construction Products	31.0	28.0	10.7%
Corporate	(38.0)	(43.3)	12.2%
Total Grace	136.0	140.7	(3.3)%
Adjusted EBITDA margin:
Catalysts Technologies	34.0%	36.0%	(2.0) pts
Materials Technologies	24.3%	20.3%	4.0 pts
Construction Products	13.6%	12.3%	1.3 pts
Total Grace	19.2%	18.7%	0.5 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2013	2012
Cash flow measure (A):
Net cash provided by (used for) operating activities	$51.1	$(18.4)
Capital expenditures	(39.3)	(38.3)
Free Cash Flow	11.8	(56.7)
Chapter 11 expenses paid	3.2	3.2
Accelerated defined benefit pension plan contributions	50.0	83.4
Expenditures for asbestos-related environmental remediation	1.4	2.6
Adjusted Free Cash Flow	$66.4	$32.5

	Four Quarters Ended March 31,
(In millions)	2013	2012
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$511.0	$494.2
Invested Capital:
Trade accounts receivable	443.4	471.7
Inventories	317.8	358.5
Accounts payable	(286.2)	(263.6)
	475.0	566.6
Other current assets (excluding income taxes)	77.9	71.8
Properties and equipment, net	762.5	726.8
Goodwill	194.3	150.4
Investment in unconsolidated affiliate	90.5	76.4
Other assets	108.8	99.6
Other current liabilities (excluding income taxes, Chapter 11, and restructuring)	(186.4)	(218.5)
Other liabilities (including non-asbestos environmental remediation)	(55.9)	(57.5)
Total invested capital	$1,466.7	$1,415.6
Adjusted EBIT Return On Invested Capital	34.8%	34.9%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
OPERATING ACTIVITIES
Net income	$53.2	$61.3
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	31.1	29.4
Equity in earnings of unconsolidated affiliate	(5.1)	(5.7)
Dividends received from unconsolidated affiliate	2.8	5.2
Chapter 11 expenses, net of interest income	4.8	4.5
Chapter 11 expenses paid	(3.2)	(3.2)
Provision for income taxes	28.1	30.8
Income taxes paid, net of refunds	(11.6)	(8.0)
Interest accrued on pre-petition liabilities subject to compromise	9.0	9.9
Restructuring expenses and related asset impairments	0.8	3.0
Payments for restructuring expenses and related asset impairments	(1.2)	(2.2)
Defined benefit pension expense	18.6	18.8
Payments under defined benefit pension arrangements	(53.9)	(113.7)
Provision for environmental remediation	1.0	0.6
Expenditures for environmental remediation	(2.6)	(4.4)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	39.6	11.1
Inventories	(42.8)	(26.1)
Accounts payable	49.3	12.1
All other items, net	(66.8)	(41.8)
Net cash provided by (used for) operating activities	51.1	(18.4)
INVESTING ACTIVITIES
Capital expenditures	(39.3)	(38.3)
Transfer to restricted cash and cash equivalents	(4.0)	(3.0)
Net cash used for investing activities	(43.3)	(41.3)
FINANCING ACTIVITIES
Net (repayments) borrowings under credit arrangements	(17.7)	0.9
Proceeds from exercise of stock options	6.3	12.0
Other financing activities	0.8	1.7
Net cash (used for) provided by financing activities	(10.6)	14.6
Effect of currency exchange rate changes on cash and cash equivalents	(14.3)	5.0
Decrease in cash and cash equivalents	(17.1)	(40.1)
Cash and cash equivalents, beginning of period	1,336.9	1,048.3
Cash and cash equivalents, end of period	$1,319.8	$1,008.2

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	March 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,319.8	$1,336.9
Restricted cash and cash equivalents	201.6	197.6
Trade accounts receivable, less allowance of $5.0 (2012—$5.2)	429.6	474.8
Accounts receivable—unconsolidated affiliate	13.8	15.6
Inventories	317.8	278.6
Deferred income taxes	52.6	58.3
Other current assets	94.4	78.4
Total Current Assets	2,429.6	2,440.2
Properties and equipment, net of accumulated depreciation and amortization of $1,783.7 (2012—$1,785.1)	762.5	770.5
Goodwill	194.3	196.7
Patents, licenses and other intangible assets, net	78.9	82.7
Deferred income taxes	927.2	956.3
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	36.5	33.8
Investment in unconsolidated affiliate	90.5	85.5
Other assets	29.9	24.5
Total Assets	$5,049.4	$5,090.2
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$67.5	$83.4
Debt payable—unconsolidated affiliate	4.5	3.6
Accounts payable	284.8	249.4
Accounts payable—unconsolidated affiliate	1.4	2.6
Other current liabilities	238.9	307.3
Total Current Liabilities	597.1	646.3
Debt payable after one year	11.7	13.4
Debt payable—unconsolidated affiliate	21.7	22.4
Deferred income taxes	26.9	27.1
Underfunded and unfunded defined benefit pension plans	309.1	400.6
Other liabilities	45.1	45.0
Total Liabilities Not Subject to Compromise	1,011.6	1,154.8
Liabilities Subject to Compromise
Debt plus accrued interest	981.1	973.3
Income tax contingencies	90.4	87.6
Asbestos-related contingencies	2,065.0	2,065.0
Environmental contingencies	139.3	140.5
Postretirement benefits	185.1	188.1
Other liabilities and accrued interest	165.3	162.6
Total Liabilities Subject to Compromise	3,626.2	3,617.1
Total Liabilities	4,637.8	4,771.9

Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 75,871,645 (2012—75,565,409)	0.8	0.8
Paid-in capital	542.7	536.5
Retained earnings	448.1	395.2
Treasury stock, at cost: shares: 1,108,115 (2012—1,414,351)	(13.2)	(16.8)
Accumulated other comprehensive loss	(577.2)	(607.3)
Total W. R. Grace & Co. Shareholders' Equity	401.2	308.4
Noncontrolling interests	10.4	9.9
Total Equity	411.6	318.3
Total Liabilities and Equity	$5,049.4	$5,090.2

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended March 31,
	2013				2012
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.69				$0.80
Cost related to Chapter 11	$3.8	$0.8	$3.0	0.04	$4.0	$0.9	$3.1	0.04
Asbestos-related costs	2.1	0.7	1.4	0.02	1.2	0.4	0.8	0.01
Restructuring expenses and related asset impairments	0.8	0.2	0.6	0.01	3.0	1.0	2.0	0.03
Currency transaction loss on cash in Venezuela	6.9	2.6	4.3	0.05	—	—	—	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(0.1)	0.1	—		(0.2)	0.2	—
Adjusted EPS (non-GAAP)				$0.81				$0.88

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, certain costs related to divested businesses, and gains and losses on sales of businesses, product lines, and certain other investments.  In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million before taxes. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related environmental remediation. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, certain costs related to divested businesses, gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities. In addition, Grace has accumulated significant cash during its bankruptcy. The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace's emergence from bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11.

NM - Not Meaningful

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